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                                                           EXHIBIT 99.(a)(4)(vi)


                      ROCKWELL MEDICAL TECHNOLOGIES, INC.
                                30142 WIXOM ROAD
                             WIXOM, MICHIGAN 48393

                                                               November 14, 2005

To the warrant holders of Rockwell Medical Technologies, Inc.:

     Enclosed is a supplement (the "Supplement") to the Prospectus dated October 17, 2005 (the "Prospectus"); the Supplement is being sent to you in connection with (1) Rockwell Medical Technologies, Inc.'s ("Rockwell") offer to exchange (the "Exchange Offer") Common Share Purchase Warrants expiring January 26, 2006 with an exercise price of $3.90 (the "New Warrants") for each of your currently outstanding Common Share Purchase Warrants expiring January 26, 2006 with an exercise price of $4.50 (the "Old Warrants") that is properly tendered as set forth in the Prospectus, and (2) Rockwell's offer to sell Rockwell common shares upon the exercise of the New Warrants. The New Warrants will entitle you to purchase the same number of common shares of Rockwell's common shares as the Old Warrants entitled you to purchase. Please note that the Exchange Offer expires at 5:00 p.m., Eastern Standard Time, on November 28, 2005, unless extended by Rockwell.

     THIS LETTER AND THE ATTACHMENT ENCLOSED HERETO ARE PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY; THE DECISION TO EXCHANGE YOUR OLD WARRANT(S) FOR NEW WARRANT(S) IS AT YOUR SOLE DISCRETION AND YOU ASSUME ALL OF THE RISKS ASSOCIATED WITH SUCH EXCHANGE.

     If you have not received the Prospectus and related materials or if you have any questions about the Exchange Offer, please contact your broker or other securities intermediary, or the exchange agent for the Exchange Offer, American Stock Trust & Transfer Company, toll-free at (877) 248-6417 or at (718) 921-8317.

     We are pleased to have you as a warrant holder of Rockwell and look forward to enjoying your continued support.

                                          Sincerely yours,

                                          Rockwell Medical Technologies, Inc.